FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

FIRST QUARTER NET ASSET VALUE

HOUSTON, TX - May 14, 2010 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") reports net assets as of March 31, 2010, of $50.1 million, a decrease of $0.75 million since December 31, 2009. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Net assets	$50,151	$50,901	$65,632	$72,997	$79,396
Shares outstanding	8,862	8,862	8,862	8,862	8,862
Net assets per share	$5.66	$5.74	$7.41	$8.24	$8.96

NAV DECREASE. The net asset value of the Fund decreased from $50.9 million as of December 31, 2009 to $50.1 million as of March 31, 2010. The decline in net asset value resulted primarily from the decrease in the fair values of Infinia Corporation, Riptide Entertainment, LLC and Spectrum Management, LLC, some of which was offset by an increase in the fair value of Sovereign Business Forms, Inc.

LIQUIDITY. The Fund held $5.7 million in cash at March 31, 2010. Effective February 15, 2010, the Fund extended its revolving line of credit with Amegy Bank of Texas for $5.0 million for follow-on investments.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.